EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES SECOND QUARTER 2009 RESULTS

Tyngsboro, Mass. — August 6, 2009 — Beacon Power Corporation (NASDAQ: BCON)

Recent Highlights

•                  $43 million loan guarantee conditional commitment received from the U.S. Department of Energy (DOE) to be used to construct a 20-megawatt frequency regulation facility in New York

•                  $8.2 million raised from the sale of stock to Seaside (since February 2009)

•                  Second megawatt (MW) of regulation service capacity now connected and generating revenue on the New England power grid

Beacon Power Corporation, a development-stage company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the second quarter ended June 30, 2009.

Financial Results

For the second quarter of 2009, Beacon Power reported revenue of $282,000 and a net loss of $4,767,000, or ($0.04) per share, compared to revenue of $28,000 and a net loss of $5,432,000, or ($0.06) per share, in the second quarter of 2008. For the six months ended June 30, 2009, the Company reported revenue of $393,000 and a net loss of $10,307,000, or ($0.09) per share, compared to revenue of $48,000 and a net loss of $10,719,000, or ($0.12) per share, for the same period ended June 30, 2008. During the first six months of 2009, Beacon earned revenue from frequency regulation service provided through an ISO-New England pilot program that began in November 2008, and from its research and development contracts. Revenue earned during the equivalent period of 2008 was primarily derived from the sale of solar inverters and related products. Cost of goods sold increased from approximately $4,000 in the first six months of 2008 to approximately $458,000 during the equivalent period of 2009.

During the first quarter of 2009, Beacon began to classify as “Operations and Maintenance” on its income statement expenses related to the manufacturing, materials handling and procurement functions, Smart Energy Matrix™ operations, and expensed non-fungible costs associated with its flywheel installations. Prior to 2009, such expenses were included under “Research and Development.” On a combined basis, Operations and Maintenance and Research and Development for the quarter ended June 30, 2009, were $2,255,000, compared to $3,003,000 in the second quarter of 2008, a decrease of $748,000 or 25%. For the six months ended June 30, 2009, Operations and Maintenance and Research and Development costs were $5,223,000, as compared to $6,036,000 in the comparable period in 2008. This represents a decrease of $813,000, or 13%, on a year-to-date basis. The reduction in costs was attributable to greater absorption of overhead, lower legal and occupancy and other costs, as well as lower stock-based compensation expense, partially offset by higher materials, labor, and contractor costs in certain areas.

Selling, general and administrative expenses were $1,995,000 during the second quarter of 2009, compared to $2,129,000 in the second quarter of 2008, a decrease of $134,000, or approximately 6%. For the six-month period ended June 30, 2009, selling, general and administrative expenses decreased by $411,000, or 10%, from $4,304,000 in 2008 to $3,893,000 in 2009. This decrease is due primarily to lower stock-based compensation, legal, consulting and other costs, partially offset by higher public company expenses and labor costs. Additionally, depreciation expense in the second quarter of 2009 increased by $129,000 compared to the second quarter of 2008, and by $273,000 year to date. This increase is primarily from capital expenditures relating to leasehold improvements at our new manufacturing and office facility in Tyngsboro, as well as the purchase of machinery and equipment required to begin commercial production.

At June 30, 2009, the Company had $3.2 million in cash and cash equivalents.

DOE Loan Guarantee

On July 2, 2009, the Company announced that it received a conditional commitment from the DOE for a loan guarantee of approximately $43 million. The DOE’s offer outlines terms for a loan that would finance more than 60% of Beacon’s planned 20-megawatt (MW) flywheel-based energy storage plant to be located in Stephentown, New York. This facility is expected to cost approximately $69 million. Approximately $50 million of this total is direct equipment and facility costs. The remainder includes substantial contingency, legal, due diligence, consulting and administrative costs. Some of the above costs are either unique to the DOE loan guarantee process or are greater than we expect to apply to subsequent similar facilities.

Of the $26 million not financed by the loan, approximately $13 million has already been incurred by the Company, and is expected to be considered part of Beacon’s equity contribution to the project. The Company is exploring funding alternatives for the remaining $13 million, including a direct equity investment by one or more third parties in the New York regulation plant and/or the sale of Beacon common stock.

Funds Raised from Seaside

On February 19, 2009, the Company entered into a common stock purchase agreement with Seaside 88, LP (Seaside), which was amended on June 19, 2009. Under the terms of the original agreement, Seaside would have invested one million dollars on a monthly basis for at least six months, and up to 18 months, through the purchase of Beacon common stock at a discount of 20% from the 5-day volume weighted average price. Under the First Amendment, Seaside will buy 1.5 million shares of Beacon stock twice per month at discount of 14% from the 10-day volume weighted average price, up to an aggregate purchase price of $18 million. As of August 5, Seaside has purchased a total of 15.1 million shares of stock for $8.2 million.

Second MW of Frequency Regulation Service Connected

In July 2009, the Company connected a second MW of flywheel energy storage to the New England power grid. This new system, which is already producing revenue by providing frequency regulation services, doubles the energy storage capacity now in operation at Beacon’s Tyngsboro, Massachusetts, headquarters. Beacon’s first 1 MW Smart Energy Matrix flywheel system has been recycling electricity to provide frequency regulation services to the ISO New England grid since November 2008.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our New York facility, or complying with the conditions or ongoing covenants of that support; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain any necessary certificates of public convenience and necessity, such as for our New York facility, site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenue	$281,705	$28,188	$392,641	$48,392
Cost of goods sold	285,643	4,116	457,677	4,172
Gross profit	(3,938)	24,072	(65,036)	44,220
Operating expenses:
Operations and maintenance	768,957	—	1,546,093	—
Research and development	1,485,649	3,003,236	3,676,703	6,035,579
Selling, general and administrative	1,995,349	2,128,580	3,892,811	4,304,241
Loss on sales and contract commitments	—	86,601	132,500	86,601
Depreciation and amortization	442,530	313,477	866,418	593,218
Total operating expenses	4,692,485	5,531,894	10,114,525	11,019,639

Loss from operations	(4,696,423)	(5,507,822)	(10,179,561)	(10,975,419)
Other income (expense), net	(70,285)	75,985	(127,066)	256,246
Loss to common shareholders	$(4,766,708)	$(5,431,837)	$(10,306,627)	$(10,719,173)

Loss per share, basic and diluted	$(0.04)	$(0.06)	$(0.09)	$(0.12)
Weighted-average common shares outstanding	115,486,517	88,712,016	112,262,766	88,690,200

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,195,891	$14,357,475
Accounts receivable, trade	62,998	11,840
Unbilled costs on government contracts	239,567	16,804
Prepaid expenses and other current assets	456,799	880,729
Total current assets	3,955,255	15,266,848

Property and equipment, net	24,118,594	23,027,909
Restricted cash	205,048	205,020
Deferred financing and other assets	1,522,610	96,033
Total assets	$29,801,507	$38,595,810

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,565,416	$3,825,520
Accrued compensation and benefits	1,208,765	1,410,038
Other accrued expenses	1,702,113	3,253,407
Advance billings on contracts	24,623	10,811
Accrued contract loss	229,623	132,526
Deferred rent - current	125,683	112,808
Current portion of long term debt	330,832	117,023
Total current liabilities	5,187,055	8,862,133
Long term liabilities:
Lease liability - long term	819,016	885,076
Long term debt, net of discount	3,051,781	3,237,061
Total long term liabilities	3,870,797	4,122,137
Stockholders’ equity:
Common stock	1,181,602	1,074,332
Additional paid-in-capital	217,476,726	212,145,254
Deficit accumulated during the development stage	(197,201,834)	(186,895,207)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	20,743,655	25,611,540

Total liabilities and stockholders’ equity	$29,801,507	$38,595,810

SOURCE:

Beacon Power Corporation